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SECURITIES AND EXCHANGE COMMISSION
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AGCO CORPORATION
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AGCO
4205 River Green Parkway Duluth, GA 30096-2563 USA
www.agcocorp.com
Telephone 770-813-9200
April 11, 2019

Dear AGCO Stockholder:

AGCO’s proxy statement for our upcoming annual meeting has been distributed to stockholders. The proxy statement includes the customary proposal that requests stockholders to approve the compensation of our named executive officers. Both Glass Lewis and ISS have recommended votes against that proposal, and we write today to ask that you to vote in favor of it.

AGCO’s Executive Compensation Program is sound, aligned with company performance, and follows best practices.

AGCO achieved net sales growth of 13% and an improvement in adjusted net income of 53% in 2018 compared to 2017. The Company’s share price, and therefore TSR, declined in 2018 as macro-economic events, including the ongoing trade dispute with China, and their expected impact on the agricultural equipment industry outweighed our performance. In addition, in 2018, we made a one-time retention award of RSUs to our CEO, which will vest in full at the end of 2020. Our Compensation Committee designed the award to encourage our CEO to delay retirement and to focus his efforts on critical areas that will enhance long-term stockholder value:

•	Development and execution of strategic business plan;

•	Execution of near-term operational and strategic actions to drive both cost reductions and margin improvements;

•	Development of a comprehensive succession plan to ensure leadership continuity; and

•	Successful integration of recent acquisitions to improve profitability (e.g., Precision Planting and Lely).

AGCO’s TSR results in 2018 along with the increase in CEO compensation as a result of the retention award resulted in the negative recommendations from the proxy advisory services.

We want to take this opportunity to remind you of some important facts to consider before voting:

•	Over the last three years, we have made changes to our executive compensation program based on current market practices, shareholder feedback and proxy advisor comments. We:

◦	Replaced single trigger equity vesting in the case of a change-in-control with double trigger vesting

◦	Eliminated our excise tax gross-up on all future executive contracts

◦	Replaced EPS in the Annual Incentive Plan with Net Income - starting with the 2017 Management Incentive Plan

◦	Modified our compensation peer group for more comparable revenue and market capitalization comparisons

•	As of April 9, 2019, our share price has increased 25% since the end of last year

We would appreciate the opportunity to discuss AGCO’s Corporate Governance and our Executive compensation program with you. Please let me know if you would be available for a call.

We would appreciate your support with respect to approving the compensation of our named executive officers.

Thank you in advance for your consideration.